Exhibit 99.2

AEGION CORPORATION
May 3, 2018
9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s first quarter 2018 earnings call. (Operator Instructions) And as a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Vice President, Financial Planning & Analysis and Investor Relations. Katie, you may proceed.

Katie Cason:
Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion’s website at aegion.com/investor/webcasts. You will find our Safe Harbor statement in the presentation and the press release issued yesterday evening.

During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you Katie and good morning to everyone joining us on the call today. For those following along with the slides we posted this morning, let's start on Slide 3 of the presentation.

Aegion delivered first quarter adjusted EPS of $0.13, which was overall in line with both the Street and our own internal projections. As we said in our call in March, the first quarter is typically a low period for construction activity in many parts of our business due to weather and a slower pace for work releases from customers at the start of a new fiscal year. Weather conditions were more severe than what we've experienced in recent years and persisted for much of the quarter into early April. This impacted our Infrastructure Solutions segment the hardest, specifically our North America CIPP business, where we estimate the negative impact to be approximately $10 million in revenues and more than $3 million in adjusted operating income, or $0.08 per share.

Offsetting this impact, we saw favorable results within both our Energy Services and Corrosion Protection segments and benefited from discrete tax items that lowered our adjusted effective tax rate for the quarter, which David will discuss more fully in a few minutes.

Our core markets remain intact as well. North America wastewater rehabilitation orders remained strong and, in the broader energy markets, improved oil prices provide additional tailwinds for our linings and coatings businesses in Corrosion Protection. We also secured new business in our Energy Services segment, where we are now embedded in 14 of the top 17 refineries in California and Washington. These positive market forces contributed to an 8% year-over-year increase in our contract backlog ending March 31, excluding backlog for the large pipe coating and insulation project, which was substantially completed in 2017.

All in all, I'm pleased with our start for the year and feel good about our position as we head into our seasonally stronger quarters. We remain confident in our outlook for adjusted EPS growth of more than 30% this year.

I'll review each of the segment results and outlook in a bit more detail, beginning with Infrastructure Solutions on Slide 4.

New orders in the first quarter declined 5%, primarily driven by the exit of our Fyfe North America structural contracting business. Order intake in North America CIPP remains strong and we saw an increase in both orders and revenues for our fusible PVC products, which is a positive indicator as we seek to further penetrate the North America pressure pipe market. Backlog levels as of March 31 increased 10% from the prior year period, driven by a 16% increase in our North America CIPP business. Although part of this increase is due to weather-driven delays that reduced our revenue burn in the quarter, we are well positioned as we seek to recover volumes for the remainder of the year.

Also in North America CIPP, our crew count was up year-over-year as we continue to further expand our reach with underserved markets. While the additional capacity was a contributor to top-line growth, we were unable to operate crews at full productivity, due to approximately 10% of lost installation footage from severe weather impacts. This drove unfavorable margins due to the lower absorption of fixed costs and was the main driver for performance below our expectations. The teams are working aggressively on volume recovery plans and our size and scale should help our efforts to offset these impacts later in the year.

The restructuring activities within our Fyfe North America and Australia operations are largely behind us and results from those businesses improved significantly from prior-year levels.

Our Denmark operations continue to be challenged, primarily with workable backlog, but we feel good about the market potential and remain focused on creating an optimal business model to support our broader European CIPP strategy.

For the full-year 2018, we are maintaining our Infrastructure Solutions segment outlook for revenue growth in the low to mid-single digit range and operating margin improvement of 100 to 200 basis points over 2017 levels. The team has work to do to recover from unfavorable first quarter impacts. Additionally, we are experiencing a tighter labor market across North America which we expect to become more challenging as we enter the strongest portion of the construction season in the upcoming months. However, we have strong backlog and are putting in place aggressive recovery plans to work toward achievement of our 2018 Infrastructure Solutions targets.

Shifting to Corrosion Protection on Slide 5.

Backlog as of March 31 increased by 12% from the prior year, excluding the large deepwater project, driven primarily by the field joint coating projects in the Middle East. Project execution to date has been strong and the timing for the projects is now expected to extend into late 2018 or early 2019 with minimal impact to overall 2018 operating income results.

New orders in the quarter were largely in line with the prior year, and we have line of sight to multiple international project opportunities within our industrial coatings and linings businesses to support second half performance.

In addition to the successful execution of the international field joint coating projects, improved performance in the cathodic protection business is a key catalyst for achieving our 2018 targets. The first quarter is seasonally the weakest for this business and this year was no different in that regard. However, we continue to see positive momentum in the North America business following our 2017 restructuring efforts in Canada and the significant focus on operational and leadership improvements within the U.S. business. These improvements resulted in a nearly a 300 basis point increase in adjusted gross margins for the cathodic protection business year-over-year, despite lower volumes. If we can sustain the positive momentum in operations combined with additional top-line growth, our cathodic protection business will deliver significant year-over-year improvement in the second half of 2018.

For the full year 2018 outlook, we expect Corrosion Protection segment revenues to decline 10% to 15%, reflecting the lost contribution from the deepwater project. Excluding the project, revenues are projected to increase 15% to 20%. Our projections now include Bayou results through the second quarter of 2018, which doesn't result in a meaningful change to our overall outlook. The Bayou sale process remains intact and we expect to complete a transaction by the end of the second quarter.

Adjusted operating margins are expected in the 3% to 4% range, based on improvements from our cathodic protection businesses and the successful execution of the international field joint coating projects.

Shifting to Energy Services on Slide 6.

Record quarterly new orders growth drove backlog at March 31st nearly 5% higher than the prior year-over-year period, despite the roll off of approximately $8 million in revenues associated with long-term contracts up for renewal later this year. The favorable growth was driven by a stronger than expected Q1 turnaround season and new project awards within the construction segment.

The successful repositioning of this segment to serve the less volatile downstream markets, combined with exceptional performance from the team, continues to drive meaningful improvements in operating income contribution for Aegion.

For the full-year, we still expect the Energy Services segment to see mid-single digit revenue growth with operating margin improvement of 75 to 150 basis points. We are encouraged by the strong performance to start the year, but remain cautious on our outlook for turnaround activity in the back half of 2018.

That wraps a review of the markets and outlook for each of the segments. Despite the first quarter weakness in our Infrastructure Solutions segment, the strength of our diversified portfolio positions us well to deliver the significant improvement we are targeting in 2018.

There have been a number of leadership transitions in the organization over the last few years and I'm very pleased to have in place tenured industry experts leading each of our platforms with the vision and leadership necessary to drive improvements both this year and going forward as we advance our organic growth strategy.

I'm also excited to have recently named David Morris as our new CFO. David's significant industry and company knowledge, financial acumen and leadership position him well for this role. I believe his strategic vision and aggressive focus on disciplined forecasting and execution will drive significant value as we look to strengthen our financial organization.

With that, I'm happy to turn the call over to David for his perspective on the Q1 results and additional commentary for the remainder of 2018. David?

David Morris:	Thank you Chuck, and good morning to everyone on the call.

Looking more at the first quarter's results, let's move to Slide 7.

Aegion delivered adjusted diluted earnings per share of $0.13 in the first quarter, compared to $0.18 in Q1'17. Positive income drivers for the quarter included: (i) contributions from our international field joint coating projects within Corrosion Protection; (ii) higher Energy Services results; and (iii) lower corporate spending as a result of ongoing cost reduction initiatives. Additionally, we benefited from a lower adjusted effective tax rate of 2% compared to 22% in Q1'17, driven by certain favorable tax items, including the impact of employee stock incentive awards that vested during the quarter. These favorable results were unable to overcome the impact of lower contributions from the large deepwater project within Corrosion Protection that benefited 2017 and the severe weather impacts within Infrastructure Solutions that Chuck discussed previously.

At the top line, revenues for the quarter were on par with Q1'17, largely driven by increases within Energy Services that substantially mitigated the impact of lower revenues within Corrosion Protection. However, adjusted gross margin performance was down year-over-year, primarily due to weather and isolated project challenges in the Infrastructure Solutions platform.

Our adjusted operating expenses were largely flat with Q1'17 at just over 16% of consolidated revenues. Within this total, we saw lower operating spend in Infrastructure Solutions, primarily due to restructuring savings, which were partly offset by an increase in operating expense in Energy Services due to increased spending to support turnaround activities and the refinery workforce transitions as well as the favorable impact during Q1'17 of a legal reserve reversal. With flat operating expenses, Aegion's total adjusted operating margin declined 180 basis points, primarily driven by the weaker Infrastructure Solutions results and lost contribution from the deepwater project.

Looking more closely at Infrastructure Solutions on Slide 8.

Revenues increased by 4% year-over-year, or by nearly $6 million, primarily driven by higher international volumes in both our CIPP and Fyfe® FRP businesses in Asia. Additionally, we saw increased demand for our Fusible PVC® products as we look to grow our position in the North America pressure pipe market. Despite the weather impacts that hampered volumes in certain parts of the U.S. and Canada, revenues in our North America CIPP business were up due to additional crews added during the second and third quarters of 2017 to reach underserved regions.

Unfortunately, notwithstanding the top-line growth, adjusted margin performance was disappointing; driven by a more than 400 basis point adjusted gross margin decline in North America due to weather impacts, isolated project challenges in the Midwest and the benefit of favorable project close-outs in Q1'17. Our North America business is a key driver for results within the overall Aegion portfolio, but when volumes are impacted by weather or project challenges, the inability to cover fixed costs can significantly impact margins. Fortunately, when volumes pick up, crews can realize significant efficiencies. We are targeting this improvement for the remainder of the year as we move into seasonally higher production quarters.

Outside of the North America CIPP business, margins were further impacted by continued weakness in Denmark and isolated project challenges in the Netherlands. Partially offsetting these issues, we saw margin improvement within our recently restructured Fyfe North America and Australia businesses, and look for these trends to continue going forward.

Now, let's turn to Corrosion Protection on Slide 9.

Revenues declined 21%, or $25 million, primarily due to a more than $40 million decline from the large deepwater project, which was substantially completed in 2017. Excluding this impact, revenues increased more than 20%, largely driven by the large international field joint coating projects as well as international linings projects. We saw a modest revenue decline in our global cathodic protection business due to weather as well as the result of higher third-party product sales during Q1'17.

Corrosion Protection adjusted gross margins increased 130 basis points due to favorable contributions from the large field joint coating projects in the Middle East, which generated higher margins compared to our overall portfolio.

Cathodic protection adjusted margins increased 200 basis points from Q1'17 due to operational improvements within the U.S. and recently restructured Canadian businesses. This is notable considering the revenue decline from Q1'17 to Q1'18. Adjusted operating margins were unfavorable to Q1'17, primarily due to relatively flat overhead expenses for the segment despite the top-line declines.

I'll wrap up the operating discussion with Energy Services on Slide 10.

Revenues for the first quarter increased 27%, or $19 million, over Q1'17, driven by growth in all three key service lines of maintenance, construction and turnarounds. In particular, we were awarded and executed significantly more turnaround work during the quarter than we previously expected. The majority of this favorable performance is expected to be timing and not incremental to full-year results based on current expectations for turnaround activity during the second half of the year.

Gross margins and operating margins increased 100 basis points and 110 basis points, respectively, compared to Q1'17. Improvements continue to be driven by increased labor utilization and a greater mix towards higher margin services.

We are encouraged by the ongoing and sustained improvements in profitability within the segment with significantly more leverage today in the historically less volatile downstream market.

That wraps our review of each of the segments. Now let's review our cash performance on Slide 11.

We generated cash flow from operating activities of $1.3 million in the first quarter, which is notable considering the first quarter generally results in cash usage due to seasonally weaker results, combined with the timing of cash payments for incentive bonuses and certain payroll tax liability. Our favorable results were driven by improvements within working capital, including strong cash collections on large international projects.

On the cash usage side, we spent nearly $14 million for share repurchases, which included open market purchases of nearly 354,000 shares for $8.4 million and an additional $5.3 million spent to acquire 218,000 shares related to employee tax obligations in connection with the vesting of employee equity compensation awards. Additionally, we spent $5.2 million on capital expenditures and funded net debt repayments of more than $2 million. We ended the quarter with just under $90 million in cash, which we believe is a healthy level to support the business. We expect cash flows to improve as we enter seasonally stronger periods for the business.

On this slide, we've also reiterated our priorities for cash usage this year, which include debt repayments, funding of capital investments and executing against our share repurchase program as our top focus areas.

Turning to Slide 12, we are reaffirming the full-year outlook components previously laid out in our March call, including our expectation for adjusted earnings per share growth of more than 30% in 2018. Overall, the phasing of our earnings remains largely intact with our previous guidance, though more earnings may shift into the second half of the year as we work to recover lost weather volumes, continue to improve our cathodic protection operations and adjust for the timing extension on the large off-shore field joint coating project.

We continue to expect total revenues to be essentially flat with 2017's record results, offsetting the absence in 2018 of more than $90 million in revenues in 2017 from the large deepwater project.

We expect total adjusted gross margin and adjusted operating margin improvements of between 50 and 100 basis points, primarily driven by improvements in the restructured businesses and in the U.S. cathodic protection business, partially offset by the loss of margin contribution from the large deepwater project. As previously discussed, severe weather negatively impacted the Infrastructure Solutions platform in the first quarter, but we will be working to recover lost profitability in the remainder of the year.

Operational spend as a percentage of revenue is expected to remain in line with 2017 levels at approximately 16%. We are evaluating additional opportunities to streamline our fixed overhead base to improve income margins and reduce overall operational spending as a percentage of revenue to closer to 15% over the next 12 to 24 months.

Interest expense is expected to be in the $13.5 million to $14.5 million range, declining from 2017 levels, primarily due to lower expected levels of debt that more than offset the impact of rising interest rates. Our interest rate exposure is limited by a fixed rate on 75% of our term loan debt through interest rate swaps.

Income attributable to non-controlling interests is expected to be in the $2 million to $2.5 million range, driven primarily by expected earnings from our joint ventures in the Middle East and Asia.

Our adjusted effective tax rate is expected to be between 23% and 24%, despite the favorable discrete tax benefits we saw in the first quarter. Our full-year outlook remains unchanged due to the timing of certain discrete items as well as our expected taxable earnings mix for the remainder of the year.

We expect to substantially complete the restructuring activities we announced last year during the second quarter of 2018. We have incurred $115 million in charges to date, inclusive of $86 million in impairment charges, and expect total restructuring and related impairment charges to be between $117 million and $120 million. Total cost reductions from the 2017 restructuring initiatives are expected to be in excess of $20 million.

Looking forward, we are reviewing options to simplify our operating and tax organizational structure under the new U.S. tax laws. We may incur additional restructuring charges related to changes to our legal entity structure and related inter-company transactions, but believe a simplified organizational structure will facilitate business across Aegion and further reduce operating expenses. We expect these activities to take place between now and the end of the year and will provide updates regarding these activities as they progress.

That wraps a review of our first quarter results and outlook for the remainder of the year. As Chuck mentioned, our performance was in line with our expectations, despite the weather-related headwinds through the first four months of the year. Looking forward, continued market strength and operational improvements give us confidence in our ability to achieve our 2018 targets and to continue making progress on our long-term goals.

With that, Operator, at this time we would be pleased to take questions.

Operator:	(Operator Instructions) Our first question comes from the line of Tate Sullivan with Sidoti.

Tate Sullivan:
Can we go into Energy Services a little bit more? And you gave some good detail. I think it was the largest orders in that business in 3 years. I mean is the working with 14 of the 17 refineries in California consistent with last year's level?

Chuck Gordon:
We've picked up a couple of refineries over the last 12 months, where we now have the leading outsourced maintenance position, and certainly, those were added into backlog compared to where we were a year ago.

Tate Sullivan:
And by picking up a couple of those, I mean, and you said you did more construction services work, but it was a heavy turnaround period in the first quarter. I mean still that should lead to, and you mentioned in your guidance, growth in that total business even after the first quarter level. Is that fair?

Chuck Gordon:	I'm sorry. Would you repeat that Tate? You broke up just a little bit.

Tate Sullivan:	Yes. I mean since you added a couple of refineries, on a full-year basis, you should be able to grow that business as you note in your guidance, it seems.

Chuck Gordon:
Well, so what we look at, we typically have about 6 months' visibility to turnarounds. And we had a stronger Q1 than we anticipated, with turnarounds. Most of our turnarounds, as you probably know, are in the first quarter and in the fourth quarter. The refineries typically don't do them in the summertime when they're busy making gasoline. As we look at the fourth quarter now, we like the way we're positioned at the different refineries, but from what we can see, I think we're being careful with our forecast for Q4. It's not that we're going to lose market share or anything like that. It's just really the activity that we see coming up and that we're aware of as we go into the rest of the year.

Tate Sullivan:
Okay. That was helpful. One more for before I turn you over. In the pressure pipe market, you mentioned growth in Fusible PVC®. Are there specific signs of traction in that market? Is it new customers, besides growing your revenue, for Fusible PVC®? And is it any more CIPP work related to drinking water pipes?

Chuck Gordon:
So we've had, as I look at the year so far, we've had many orders for Fusible PVC® and I think a lot of that is that we had a bit of turnover early last year in the sales force. The new team has just done a remarkable job coming up to speed. I think that that's part of it. We've also, the economy is obviously good. That helps us. And on CIPP, we just recently received several very nice orders that position us really well to hit our goals for the year on the CIPP side. So overall, that's been a focus area for us. It's good to see some of the results starting to come in. A lot of work to do, we still have a lot of work to do to get to the market position we want to have, but I would say, both on the CIPP side and on the Fusible PVC® side, we certainly are carrying a lot of momentum into the rest of the year.

Operator:	Our next question comes from the line of Eric Stine with Craig-Hallum.

Eric Stine:
Maybe just cathodic protection, you mentioned line of sight into multiple coating projects, and it sounds like you've got a relatively high level of confidence in at least securing some of those. And that's incorporated in your guidance. So maybe just visibility or confidence or what kind of levels are you assuming in terms of new projects? And then, as we think about margins, I mean is this a mix of onshore and offshore or how should we think about that?

Chuck Gordon:
So, I think, when we talked about new projects, I was talking about coatings and linings, field joint coatings and linings. And certainly we're seeing more activity than we've seen in the last couple years. What I expect to happen, we have a very nice backlog of business on the field joint coatings side, particularly in the Middle East. We are seeing a lot of opportunity for linings in the upstream oil and gas market. We would expect to see, based on what we see in the funnel, we would expect to have pretty nice orders growth in the second half of the year. Some of the execution of that work, particularly on the linings side, could spill into 2019, but it's really, really nice to see the market coming back.

From a mix standpoint, those, both those product lines, linings and the field joint coatings, carry nice margins.

Eric Stine:
Okay. And then just, you also mentioned recent improvements in U.S. and Canada of cathodic protection. And I mean, the solid orders, but not, I mean, I guess, not blowout by any means. I mean, is this something where you're looking at that and thinking that it's kind of that typical May-June time frame where you start to see the impact of that improvement flowing through to orders? Or is it something that you've started to see right now?

Chuck Gordon:
No, I think we have had what I'd call solid orders in Q1. That business is always a little bit slow out of the gate. They tend to, the customers tend to have annual budgets. They spend them in December. November, December is typically a very busy time for us. And then it takes a while for work to get released as we get into the new year, and when we combine that with weather, and remember, a good portion of that business is in Canada, but when we combine that with some of the weather issues we had, our volume was down, our revenue was down. I think backlog is in pretty good shape, but we are seeing a lot of opportunity with the funnels. I don't think there is any kind of market issue there. We are being very selective as we bid construction projects. We're being very careful to bid those appropriately. We've struggled with some of those in the past, but I think, as we go forward, we see good momentum in the business. And what was really exciting for us was that, that business overall, had almost a 300 basis point improvement in gross margins, even though the revenue for the quarter was down. And that was a nice accomplishment for that team. If they continue that with what is normally a pretty nice revenue pick up in the rest of the year, they're going to have a very nice year, which is certainly what we expect.

Operator:	And our next question comes from Craig Bibb with CJS Securities.

Michael Hagen:
Chuck, David. It's actually Mike Hagen, jumping on for Craig here. Just wanted to quickly clarify, in terms of restructuring charges, probably $2 million to $7 million left in Q2, and that should fully wrap it up?

David Morris:	That's about right. Yes, yes.

Michael Hagen:	Okay.

David Morris:
I guess, subject to the additional part that we're looking at, our operating and tax structure. There may be additional charges to come out of that, but at this point we don't have a feel for what that would be. I don't expect it'd be a large number, but that may increase the total a little bit.

Michael Hagen:
Okay. Fully understood. And then I may have missed this, but with regards to weather impacting Infrastructure Solutions, did you provide any color in terms of kind of the margin impact from that, not necessarily just top line impact? And thoughts on the, I guess you were hinting that you should see some efficiencies improve as crews are busier, but I don't know if you provided any kind of quantifiable measures on it.

David Morris:	Yes. As Chuck said, we estimated it to be about $10 million in revenue, about $3 million, $3.2 million in operating income, but about 400 basis points in terms of gross margins.

Michael Hagen:	Okay. Fantastic. One last quick one. The timing for the Bayou sale? Still expected Q2, right?

Chuck Gordon:	That's correct. Yes.

Michael Hagen:	And do we have any sense on price?

Chuck Gordon:	We haven't disclosed that yet, and we're certainly well into discussions, but we haven't disclosed the price yet.

David Morris:
Yes. And at this point, we're operating under a letter of intent with the prospective buyer and we would expect the simultaneous signing and closing of a definitive agreement, as Chuck said, hopefully before the end of the quarter.

Michael Hagen:	Okay. Fantastic. And the expected proceeds will go to fund stock repurchase?

David Morris:
With the amendment to our credit facility, the first portion of proceeds needs to extinguish the amount that we have outstanding on our line of credit, which as of right now is $43 million. I would expect $5 million of that $43 million would be paid off before the closing, which would take us down to $38 million, which was our line of credit borrowing as of 12/31. And then after that, any net proceeds would be for general corporate purposes, which could also fund share repurchases.

Operator:	(Operator Instructions) And our next question comes from the line of Missa Sangamino with Stifel.

Missa Sangamino:
This is Missa on for Noel Dilts. So excuse me if I missed this, but you obviously made good headway with Corrpro execution in the quarter. So I was wondering when do you expect to be back to historical margins in that business?

Chuck Gordon:
So what we have targeted is to bring the business back to where it was several years ago over the course of the year. And based on the first quarter, we feel like we're on track to do that over the course of 2018.

Missa Sangamino:
That's helpful. And in Corrosion Protection, are you beginning to see any increased opportunity associated with new pipe construction? And if you just have any color on the competitive environment there today?

Chuck Gordon:
So really, we have about 75% of our business, I want to reiterate this, about 75% of our business in on existing pipelines, where we're doing rehab and doing assessment of the condition of the pipelines. About 25% of our business is related to new pipelines. There is certainly...that market has been good over the last couple of years and I think we forecast it to be good over the next several years, particularly in the U.S. So that's always been part of our business and we continue to do work on new pipelines, although 75% of the overall cathodic protection business is on existing pipelines.

Missa Sangamino:
And just turning quickly to Infrastructure Solutions. If you could just give any color on how the Australian CIPP business performed during the quarter? And just any opportunities that you're seeing in that market?

Chuck Gordon:
So we're very pleased with what we've seen in Australia. That team down there has done a nice job. They were very close to break even for the quarter. And so, if we look at that versus where they were in 2017, it's a very nice improvement, year-over-year. They're executing well and so we just continue to evaluate, long term, what makes most sense for us in Australia, but the team performed well and they had a solid Q1.

Operator:	And our next question comes from the line of Bill Newby with D.A. Davidson

Bill Newby:
Just a couple of follow-ups on Infrastructure Solutions. The project challenges you guys noted in the Midwest and Europe, any more color on, I guess, what caused those and where you guys are in terms of completion of those projects?

Chuck Gordon:
So we had, the projects that we had in the Midwest were really two tubes on one project. It was a complicated project. We struggled with them. We thought we had reserved enough at the end of the year. We ended up having to go in and take a tube out and reinstall it in sort of the March time frame, but very isolated, a very isolated situation there. Both those projects are in now, I think I don't know if we're completely done with some of the lateral work and those things, but in terms of the main line, the lining is all done and we've moved on. We also had a challenge with a couple of projects in the Netherlands that we struggled with. I think we understand what happened there and we've addressed it and wouldn't expect those kind of problems to continue to persist. I would characterize both the problems in the Midwest and the problems in the Netherlands to be isolated. There's no indication that those are going to be ongoing issues for us.

Bill Newby:	Okay. Good to hear. And then is it, can you, is there any way to quantify the impact from those as a portion of that 400 basis points reported?

Chuck Gordon:	The impact of those two projects, we said that we had about $4 million gross margin impact, or I'm sorry, $3.2 million gross margin impact. The impact from the projects was probably in the $1.5 million to $2 million range of the impact that we had from the projects in the Netherlands and the Midwest.

David Morris:	And Bill, the margin degradation as a result of weather was the 400 basis points. This additional amount for the project issues would have been on top of the 400 basis points.

Operator:	And I'm showing no further questions at this time. I'd like to return the call to Mr. Charles Gordon for any closing remarks.

Chuck Gordon:
Thank you. We remain confident in our outlook for significant earnings growth in 2018. We see tailwinds in our core markets, combined with strong backlog across all segments, as we move into our seasonally stronger months of the year. We are focused on driving operational excellence to deliver improved profitability this year and to position the company for long-term value creation. Thank you for joining us today and for your continued support of Aegion. We look forward to providing additional updates next quarter.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program and you may all disconnect. Everyone have a great day.